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                                                                   Exhibit 99.01

(VERITAS LOGO)                                                              NEWS

VERITAS Software Corporation
350 Ellis Street
Mountain View, CA 94043
(650) 527-8000

FOR IMMEDIATE RELEASE

    VERITAS SOFTWARE CORPORATION ANNOUNCES PROPOSED $500 MILLION CONVERTIBLE
                           SUBORDINATED NOTES OFFERING

MOUNTAIN VIEW, CALIF. - JULY 28, 2003 - VERITAS Software Corporation (Nasdaq:
VRTS), announced today that it intends to offer, subject to market and other conditions, $500 million of convertible subordinated notes due in 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act"). Final terms of the notes are to be determined by negotiations between the Company and the initial purchasers. The notes will be unsecured, subordinated obligations of the Company and will be convertible into shares of the Company's common stock, subject to certain conditions.

The Company expects to grant the initial purchasers an option to purchase up to an additional $100 million principal amount of the notes to cover any over-allotments.

The principal purpose of the offering is to redeem the Company's existing convertible subordinated notes due 2006 for an aggregate redemption price of approximately $407 million. As a secondary objective, the Company also expects to use a portion of the net proceeds of the offering in connection with its repurchase of up to $250 million worth of shares of its common stock concurrently with the offering as part of the Company's previously announced stock repurchase program. The remainder of the net proceeds, if any, is expected to be used for general corporate purposes.

The notes are expected to be redeemable at the Company's option beginning in August 2006 at a redemption price of 100% of the principal amount plus accrued interest, if any. Holders of the notes are expected to have the right to require the Company to repurchase all or some of their notes on August 1, 2006 and August 1, 2008 and upon certain events constituting a fundamental change.


                                     -more-
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VERITAS Software Corporation Announces Proposed $500 Million Convertible
Subordinated Notes Offering

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This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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INVESTOR CONTACT:
Renee Budig, Vice President, Investor Relations, VERITAS Software
(650) 527-4047, renee.budig@veritas.com

PRESS CONTACT:
Jean Kondo, Senior Manager, Corporate Communications, VERITAS Software
(650) 527-4842, jean.kondo@veritas.com